Exhibit 97

BAB, Inc CLAWBACK POLICY

Purpose
The purpose of this policy is to ensure that the Company maintains the highest standards of integrity in its financial reporting and to protect stockholders and other stakeholders from the impact of inaccurate financial information caused by misconduct or errors. This policy aligns with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Securities and Exchange Commission (SEC) rules regarding executive compensation.

1.	Triggering Events for Clawback

●	Financial Restatement: If the Company is required to restate its financials due to material errors or misconduct, the Company can clawback bonuses or other incentive-based compensation.

●	Misconduct: If an executive or key employee engages in fraud, misconduct, or other unethical behaviors leading to financial harm or restatements.

2.	Scope of Clawback

●	Types of Compensation: Incentive-based compensation, including bonuses, stock options, and other performance-linked pay is subject to clawback.

●	Time Period for Recoupment: The clawback is for up to 3 years, from the date the financial statements were originally issued.

3.	Who is Subject to the Clawback

●	Executives and Key Employees: The policy focuses on CEO, Vice-President and CFO, and any others who are responsible for financial reporting and performance that have incentive-based bonuses.

4.	Procedure for Clawback

●	Compensation recovery steps will be taken and may involve:

o	Determining the amount to be recouped (including interest).

o	Requesting repayment from the affected individual.

o	Legal action if the individual refuses to return the funds.

5.	Discretion and Enforcement

●	The Company’s Audit Committee is responsible for overseeing the clawback process.

BAB, Inc. CLAWBACK POLICY

6.	Definitions

●	Incentive-Based Compensation: Includes any form of compensation, such as bonuses, stock options, or performance-based equity, that is linked to the Company’s financial performance.

●	Restatement: A correction or adjustment to the Company's financial statements due to errors or omissions.

●	Clawback Period: The period during which compensation may be reclaimed. Typically, this is a period of three (3) years from the date the original financial statements were issued.

●	Clawback Event: A trigger event that allows the Company to recoup compensation. This includes financial restatements or misconduct.

7.	Clawback Events

The Audit Committee will require the Company to initiate a clawback of incentive-based compensation if one or more of the following events occur:

A.	Financial Restatement

If the Company is required to restate its financial statements due to a material error or omission, and such error or omission results in an overstatement of the Company’s financial performance, the Company may clawback incentive-based compensation granted during the period covered by the restated financial statements. This includes, but is not limited to:

●	Bonuses

●	Stock options

●	Other performance-linked compensation

B.	Misconduct or Fraud

If it is determined that an executive or key employee engaged in fraud, misconduct, or any unethical conduct that contributed to the need for a financial restatement, the Company will reclaim any compensation awarded during the period of misconduct. Misconduct includes, but is not limited to:

●	Breach of fiduciary duty

●	Violation of securities laws or regulations

●	Ethical violations related to financial reporting

BAB, Inc. CLAWBACK POLICY

8.	Scope of Clawback

This policy applies to the following types of compensation:

●	Annual bonuses

●	Long-term incentive compensation

●	Stock options and equity awards based on Company performance

●	Other bonuses or forms of performance-based compensation

The clawback will be applied to the amount of incentive-based compensation that was earned based on the inaccurate financial results, and any excess compensation will be subject to recovery.

9.	Clawback Procedure

If a clawback is triggered, the following steps will be taken:

A.	Identification

The Audit Committee will review the circumstances surrounding the triggering event, including any restatement of financials or misconduct, to determine the amount of compensation to be clawed back.

B.	Notification

The affected individual(s) will be notified in writing of the decision to pursue a clawback. This notice will outline the amount of compensation to be reclaimed and the reasons for the action.

C.	Recovery of Funds

Once the clawback is determined, the Company will take reasonable steps to recover the funds. This may include:

●	Requesting voluntary repayment by the affected individual.

●	Implementing salary deductions or other agreed-upon methods of recoupment.

●	Pursuing legal action if repayment is not made voluntarily.

The Company may charge interest on the amount to be repaid, as determined appropriate, in its sole discretion.

10.	Limitations

The clawback will be limited to the amount of incentive-based compensation that was awarded based on the inaccurate financial information, and only for a period of three (3) years after the financial statements were originally issued. If the Company fails to act within this period, the right to clawback compensation may be waived.

BAB, Inc. CLAWBACK POLICY

11.	Board Oversight and Implementation

The Audit Committee will oversee the implementation and enforcement of this policy. The committee will:

●	Review the Company’s internal controls over financial reporting.

●	Ensure that clawbacks are enforced fairly and consistently.

●	Recommend any changes to this policy to the Board for approval, as necessary.

12.	Disclosure of Policy

This clawback policy will be disclosed in the Company’s annual 10-K or other filings with the SEC, as required by law. The Company will also disclose any actions taken under this policy in its subsequent filings.

4